Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEYTRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2020
Spokane Valley, WA— April 9, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended March 28, 2020.
For the third quarter of fiscal 2020, Key Tronic expects to report revenue of approximately $111 million and earnings of approximately $0.07 to $0.09 per share.
The lower than anticipated revenue and earnings for the third quarter of fiscal 2020 are primarily a result of disruptions to supply chains in China caused by the COVID-19 crisis, which delayed the arrival of key components. In addition, earnings in the third quarter of 2020 were impacted by a write down of $0.6 million of receivables from an already struggling customer that was impacted by the pandemic, decreasing our earnings per share by approximately $0.04 per share.
Despite the COVID-19 crisis, demand from many customers has remained strong and some customers have significantly increased their demand, including programs for home-consumer products, healthcare and home exercise equipment. In addition, Key Tronic currently has programs producing subassemblies for personal respirators and is in discussions with potential customers for ventilator manufacturing, driven by the growing global need for these critical healthcare products.
To protect the health of its employees, the Company has implemented the recommendations of WHO and the CDC, including social distancing, increased disinfecting, wearing of masks, and other precautions. So far, Key Tronic’s facilities in Mexico, the US and Vietnam continue to operate without significant virus caused disruptions, except for delays caused by the shortage of critical components from China. Moving into the fourth quarter of fiscal 2020, the Company’s China facilities appear to be returning to full operation and the supply chain disruptions have been abating.
For the fourth quarter of fiscal 2020, Key Tronic expects to report increased revenue to a range of $120 million to $130 million. These estimates assume China continues to recover from the COVID-19 crisis, including production and supply of key components for the Company’s business, and the Company’s production facilities in Mexico, the US, and Vietnam continue to operate without significant disruptions.
The Company plans to report its complete results for the third quarter of fiscal 2020 on April 28, 2020.
About Keytronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2020, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.